Exhibit 12
                                                                      ----------


STATEMENT RE COMPUTATION OF RATIOS

     This schedule contains financial information extracted from the registrant's unaudited consolidated balance sheets as of June 30, 1998 and December 31, 1997, and is qualified in its entirety by reference to such financial statements:

                                                  June 30,         December 31,
                                                    1998              1997
                                                -------------------------------
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets  (numerator)                     65,779,000         $ 39,575,000
Current liabilities (denominator)               39,948,000           20,113,000

Current ratio                                         1.65                 1.97

Quick Ratio:

The ratio of liquid  current  assets
 (cash and cash equivalents and accounts receivable and unbilled receivables) divided by current liabilities:

Cash and cash equivalents                     $  5,304,000         $  7,657,000
Accounts receivable and unbilled receivables    37,282,000           19,389,000
                                              ---------------------------------
Total (numerator)                               42,586,000           27,046,000
                                              ---------------------------------
Current liabilities (denominator)               39,948,000           20,113,000

Quick ratio                                           1.07                 1.34

Debt to Equity Ratio:


The ratio of all debt divided by
 stockholders' equity

Notes payable                                 $ 11,225,000         $  4,783,000
Current maturities of long-term debt             1,589,000              843,000
Long-term liabilities                            4,943,000            2,200,000
                                              ---------------------------------
Total (numerator)                               17,757,000            7,826,000
                                              ---------------------------------
Stockholders' equity (denominator)              64,772,000           36,284,000

Debt to equity ratio                                  0.27                 0.22